EXHIBIT 99.1

NGP Capital Resources Company Announces Third Quarter 2010 Financial Results and Portfolio Activity

HOUSTON, Nov. 9, 2010 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) today announced its financial results for the third quarter ended September 30, 2010.

Highlights for the quarter ended September 30, 2010:

Stockholders' equity: $238.1 million

Net asset value per share: $11.01

Operating Results:

Net increase in stockholders' equity (net assets) from operations: $0.1 million

Net investment income: $2.4 million

Net increase in unrealized depreciation on portfolio securities, corporate notes and commodity derivative instruments: $2.2 million

Dividends declared per common share: $0.17

Portfolio and Investment Activity:

Investments in portfolio securities added during the quarter: $21.4 million

Redemption of portfolio securities during the quarter: $15.8 million

Total invested in portfolio companies at September 30, 2010: $242.8 million

Number of portfolio companies at September 30, 2010: 17

Portfolio and Investment Activity

During the quarter ended September 30, 2010, we funded $3.3 million to existing portfolio companies and $18.1 million to two new portfolio companies.   As of September 30, 2010, we had purchased $6.0 million face amount of Senior Convertible Notes due in 2013 (the "GMX Notes") issued by GMX Resources, Inc. in the secondary market. We purchased the GMX Notes, which bear interest at 5%, at a discount, resulting in an expected yield to maturity of approximately 15%. On September 30, 2010, we closed on a $16.1 million equity commitment to Gatliff Services, LLC ("Gatliff") which is a wholly owned subsidiary of NGPC Asset Holdings II, LP. We funded $12.1 million at closing and Gatliff used the proceeds to purchase Alden Resources, LLC's ("Alden") coal preparation plant and related facilities. Gatliff simultaneously leased back the plant and facilities to Alden under a 10-year operating lease agreement.  As lessor of the plant, Gatliff intends to invest up to $4.0 million in plant upgrades, for the total $16.1 million commitment. Alden used the $12.1 million of sales proceeds to pay down $9.5 million on their senior secured debt with us, and to pay past due trade payables and financial advisory fees. Repayments on existing investments totaled $15.8 million. At September 30, 2010, our targeted investment portfolio consisted of seventeen portfolio companies totaling $242.8 million. We had commitments to fund an additional $9.3 million on total committed amounts of $252.1 million.

The weighted average yield on targeted portfolio investments, exclusive of capital gains, was 8.36% at September 30, 2010. The weighted average yield on investments in corporate notes was 5.82%, and the weighted average yield on investments in cash and cash equivalents was 0.59%. The weighted average yield on our total capital invested at September 30, 2010 was 6.13%.

Operating Results – Three months ended September 30, 2010

Investment income totaled $6.2 million for the quarter ended September 30, 2010, with $4.9 million attributable to interest from our targeted portfolio investments, $0.4 million attributable to royalty income and $0.9 million attributable to investments in corporate notes, cash equivalents and fee income from third parties and affiliates.  Operating expenses for the quarter ended September 30, 2010 were $3.1 million and included $1.4 million of advisory and management fees, $0.3 million of interest expense and credit facility fees and $1.4 million of general and administrative expenses. The resulting net investment income, including a $0.8 million provision for income taxes, was $2.4 million.

For the three months ended September 30, 2010, we experienced net unrealized depreciation of $3.1 million before income tax benefits of $0.9 million, consisting of a $4.0 million decrease in targeted portfolio fair value and a $0.9 million increase in the fair value of corporate notes. The decrease in targeted portfolio fair value was largely a result of changes in the estimated current market values of underlying assets.

Overall, we had a net increase in stockholders' equity (net assets) resulting from operations of $0.1 million for the three months ended September 30, 2010 and dividends declared during the period of $0.17 per common share, resulting in stockholders' equity (net assets) per common share of $11.01 as of  September 30, 2010.

Subsequent Events

On October 14, 2010, we closed a $9.0 million participation in a $180.0 million Term Loan (the "Crestwood Term Loan") issued by Crestwood Holdings, LLC ("Crestwood"), the holding company for wholly-owned subsidiary Crestwood Midstream Partners, LP ("Crestwood Midstream"). Crestwood Midstream is a gas gathering and processing company operating primarily in the Barnett Shale in north Texas. The Crestwood Term Loan earns interest at LIBOR (subject to a 2% floor) plus 850 basis points. We purchased the participation at a 2% discount, resulting in an expected yield to maturity of approximately 10.9%. Crestwood's interests in Crestwood Midstream serve as collateral for the Crestwood Term Loan. Crestwood used the proceeds from the Crestwood Term Loan to facilitate the acquisition of the interests in Crestwood Midstream from Quicksilver Resources, Inc.

On October 18, 2010, we closed a $25.0 million Senior Secured Term Loan (the "Contour Term Loan") with Pallas Contour Mining, LLC, a privately held highwall mining company based in West Virginia, and we funded our initial investment of $15.0 million. The Contour Term Loan pays cash interest at 14% per annum.

In October 2010, we purchased an additional $1.9 million face amount of GMX Notes in the secondary market. We purchased the GMX Notes, which bear interest at 5%, at a discount, resulting in an expected yield to maturity of approximately 15%.

In October 2010, we sold our overriding royalty interest associated with our BSR Holdings, LLC investment, and BSR Holdings, LLC sold all of its oil and gas working interests for gross proceeds of $340,000. We estimate that our realized capital loss, net of fees and expenses, will be approximately $5,000 on the sale and we will reverse $85,000 of unrealized appreciation.

On October 4, 2010, we sold all of our interests in Formidable, LLC ("Formidable"), Formidable's subsidiaries, and all associated rights and claims between Formidable and us for $6.0 million. The sale price comprised a $3.0 million cash payment and a promissory note for $3.0 million issued by Powder River Acquisitions, LLC that was personally guaranteed by its owner. The note bears interest at 8% per annum and has a maturity of one year. We estimate that our realized capital loss will be approximately $33.3 million and we will reverse $34.0 million of previously recorded unrealized depreciation.

Conference Call at 11:00 a.m. Eastern Time on November 9, 2010

We invite all interested persons to participate in our conference call on November 9, 2010 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609.

We will maintain an audio replay of the call from 2:00 p.m. Eastern Time on November 9, 2010 through midnight November 15, 2010. The replay dial-in number is (800) 642-1687. International callers should dial (706) 645-9291. The replay pass code is 20916195. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $126,227,931 and $118,590,412, respectively)	$ 77,161,810	$ 72,449,620
Affiliate investments
(cost: $34,096,517 and $30,727,367, respectively)	33,216,052	31,578,945
Non-affiliate investments
(cost: $78,812,538 and $92,832,647, respectively)	76,884,017	86,965,378
Investments in corporate notes at fair value
(cost: $11,502,179 and $11,539,564, respectively)	10,413,838	9,062,200
Investments in commodity derivative instruments at fair value
(cost: $0 and $30,100, respectively)	--	49,000
Total investments	197,675,717	200,105,143

Cash and cash equivalents	95,315,228	108,288,217
Accounts receivable and other current assets	1,937,783	2,115,663
Interest receivable	879,360	1,241,609
Prepaid assets	1,308,235	2,201,468
Deferred tax assets	3,867,362	2,979,209
Total current assets	103,307,968	116,826,166

Total assets	$ 300,983,685	$ 316,931,309

Liabilities and stockholders' equity (net assets)
Current liabilities
Accounts payable and accrued expenses	$ 1,010,799	$ 1,098,414
Management and incentive fees payable	1,409,553	1,415,866
Payables for investment securities purchased	2,856,806	--
Dividends payable	3,676,794	3,676,794
Income taxes payable	48,837	62,321
Total current liabilities	9,002,789	6,253,395

Deferred tax liabilities	3,890,519	3,002,366
Long-term debt	50,000,000	67,500,000

Total liabilities	62,893,308	76,755,761

Commitments and contingencies

Stockholders' equity (net assets)
Common stock, $.001 par value, 250,000,000 shares authorized;
21,628,202 shares issued and outstanding	21,628	21,628
Paid-in capital in excess of par	295,174,063	295,174,063
Undistributed net investment income (loss)	(7,898,735)	(4,944,530)
Undistributed net realized capital gain (loss)	(110,492)	--
Net unrealized appreciation (depreciation) of portfolio securities,
corporate notes and commodity derivative instruments	(49,096,087)	(50,075,613)

Total stockholders' equity (net assets)	238,090,377	240,175,548

Total liabilities and stockholders' equity (net assets)	$ 300,983,685	$ 316,931,309

Net asset value per share	$ 11.01	$ 11.10

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Investment income
Interest and dividend income:
Control investments - majority owned	$ 1,188,139	$ 967,554	$ 3,384,042	$ 967,554
Affiliate investments	959,298	1,158,016	2,692,192	3,959,181
Non-affiliate investments	3,011,209	3,965,629	9,568,456	13,731,339
Royalty income (loss), net of amortization:
Control investments - majority owned	522,473	828,553	1,277,258	894,233
Non-affiliate investments	(75,337)	(1,755,557)	(1,038,012)	(5,489,340)
Commodity derivative income, net of expired options	--	829,946	16,079	5,884,027
Other income	640,000	27,526	1,570,000	144,264

Total investment income	6,245,782	6,021,667	17,470,015	20,091,258

Operating expenses
Management and incentive fees	1,409,553	1,540,756	4,171,952	5,021,782
Professional fees	159,960	214,591	646,936	701,217
Insurance expense	185,658	199,959	556,974	600,140
Interest expense and fees	339,073	446,600	956,254	2,541,151
Other general and administrative expenses	973,024	718,585	2,763,012	2,261,123

Total operating expenses	3,067,268	3,120,491	9,095,128	11,125,413

Net investment income before income taxes	3,178,514	2,901,176	8,374,887	8,965,845

Benefit (provision) for income taxes	(808,279)	2,321	(298,709)	15,314

Net investment income	2,370,235	2,903,497	8,076,178	8,981,159

Net realized capital gain (loss) on investments
Net realized capital gain (loss) on portfolio securities,
and corporate notes:
Control investments - majority owned	--	--	--	(350,000)
Non-affiliate investments	--	--	--	296,037
Benefit (provision) for taxes on capital gain (loss)	(91,879)	--	(110,492)	119,000

Total net realized capital gain (loss) on investments	(91,879)	--	(110,492)	65,037

Net unrealized gain (loss) on investments
Net increase (decrease) in unrealized appreciation
(depreciation) on portfolio securities, corporate
notes and commodity derivative instruments:
Control investments - majority owned	(2,838,653)	1,688,108	(2,925,328)	(3,056,931)
Affiliate investments	(1,542,752)	4,511,162	(1,732,043)	5,105,390
Non-affiliate investments	1,261,745	5,113,957	5,308,870	(19,724,604)
Benefit for taxes on unrealized gain (loss)	905,413	513,400	328,027	2,154,226

Total net unrealized gain (loss) on investments	(2,214,247)	11,826,627	979,526	(15,521,919)

Net increase (decrease) in stockholders' equity
(net assets) resulting from operations	$ 64,109	$ 14,730,124	$ 8,945,212	$ (6,475,723)

Net increase (decrease) in stockholders' equity (net assets)
resulting from operations per common share	$ --	$ 0.68	$ 0.42	$ (0.30)

	For The Three Months Ended		For The Nine Months Ended
Per Share Data (1)	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net asset value, beginning of period	$ 11.18	$ 10.85	$ 11.10	$ 12.15

Net investment income	0.11	0.13	0.37	0.42
Net realized and unrealized gain (loss) on portfolio securities,
corporate notes and commodity derivative instruments	(0.11)	0.55	0.05	(0.72)
Net increase (decrease) in stockholders' equity (net assets)
resulting from operations	--	0.68	0.42	(0.30)

Net asset value before dividends	11.18	11.53	11.52	11.85

Dividends declared	(0.17)	(0.15)	(0.51)	(0.47)

Net asset value, end of period	$ 11.01	$ 11.38	$ 11.01	$ 11.38

(1) Per Share Data is based on common shares outstanding at the end of the period.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in energy related private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity investments in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. NGP Energy Capital Management, L.L.C., based in Irving, Texas, is a leading investment firm with over $9.5 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. You should not place undue reliance on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Before considering an investment in NGP Capital Resources Company, you should consider our investment objectives, risks, and charges and expenses carefully. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. We file such materials with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.

CONTACT: NGP Capital Resources Company
         Investor Relations Contact:
         Steve Gardner
         713-752-0062
         investor_relations@ngpcrc.com